EXHIBIT 99.1

OpGen Subsidiary Ares Genetics Announces Strategic Database Access Transaction

-	Ares Genetic is granting a permanent, unrestricted and non-exclusive access to a small subset of the proprietary ARESdb data asset to an unnamed global corporation and leader in microbiology and infectious disease diagnostics.
-	The transaction with a one-time fee for access to ~1.1% of total ARESdb content narrowly focuses on a finite non-disclosed group of pathogens implicated in treatment of resistant bacterial infections.
-	Transaction crystallizes the underlying value of the Aresdb data asset.

ROCKVILLE, Md., November 30, 2021 – OpGen, Inc. (Nasdaq: OPGN, “OpGen”), a precision medicine company harnessing the power of molecular diagnostics and informatics to help combat infectious disease, today announced that its subsidiary Ares Genetics, which strives to become a leader in bacterial genomics and the AI-powered prediction of antimicrobial resistance (AMR), entered into a strategic database access transaction with an unnamed global corporation and leader in microbiology and infectious disease diagnostics. Under the terms of the agreement, the unnamed IVD corporation gains immediate, permanent, unrestricted and non-exclusive access to a small subset constituting approximately 1.1% of the total current database content of Ares Genetics’ proprietary ARESdb.

ARESdb is a unique, rapidly growing, continuously curated AMR knowledgebase harboring a comprehensive collection of genetic markers for AMR as well as datasets from over 70,000 bacterial isolates. Each of these datasets is comprised of genome sequencing data and data on phenotypic resistance generated via antibiotic susceptibility testing (AST). Known for its AI and machine learning capabilities, Ares Genetics explores such genotype-phenotype associations for AMR marker discovery as well as to develop and validate models to predict antibiograms directly from genomic data.

Controlling the rise and spread of AMR pathogen outbreaks, which have emerged as a major threat to public health, requires new diagnostics for AMR for infection prevention and informed selection of appropriate first- and second-line treatment options.

Under the terms of the agreement, Ares Genetics grants the global IVD corporation access to an ARESdb subset of associated genotype and AMR phenotype data for a narrowly defined and non-disclosed group of pathogens implicated in a widespread type of infections resistant to treatment. For the subset, corresponding to ~1.1% of total ARESdb content, the unnamed IVD corporation pays Ares Genetics an undisclosed one-time data generation, data transfer and data access fee.

“We are delighted to join forces with such a global leader in microbiology and in vitro diagnostics in the fight against AMR,” says Dr. Arne Materna, CEO of Ares Genetics. “While leading health organizations are readily acknowledging the paramount importance of pathogen genome sequencing for effective infection prevention and control, the pervasive adoption of clinical infectious disease genomics is still ahead of us. Strategic alliances between industry leaders at the forefront of infectious disease IVD development, data science, as well as AMR etiology are needed to accelerate the translation of genome technologies into diagnostic solutions to make a difference for patients worldwide.”

Oliver Schacht, CEO of OpGen added, “In just a couple of quarters Arne Materna has transformed Ares Genetics from a research stage technology business into a commercially driven part of OpGen. This transaction is yet another example of the growing commercial traction and adds this global leader to the list of collaborations and deals that Ares has with Sandoz, QIAGEN and others. Looking at the value proposition it is clear that the implied value of ARESdb is far greater than the intangible asset value carried on our balance sheet for Ares Genetics and this may help crystallize the promise of future value creation that we expect to deliver to be communicated and appreciated in the eyes of the markets.”

More information on ARESdb and AREScloud is available on the company's website or can be requested from services@ares-genetics.com.

About OpGen, Inc.

OpGen, Inc. (Rockville, MD, USA) is a precision medicine company harnessing the power of molecular diagnostics and bioinformatics to help combat infectious disease. Along with our subsidiaries, Curetis GmbH and Ares Genetics GmbH, we are developing and commercializing molecular microbiology solutions helping to guide clinicians with more rapid and actionable information about life threatening infections to improve patient outcomes, and decrease the spread of infections caused by multidrug-resistant microorganisms, or MDROs. OpGen’s product portfolio includes Unyvero, Acuitas AMR Gene Panel and Acuitas® Lighthouse, and the ARES Technology Platform including ARESdb, using NGS technology and AI-powered bioinformatics solutions for antibiotic response prediction.

For more information, please visit www.opgen.com.

Forward-Looking Statements

This press release includes statements regarding a transaction under which Ares Genetics is granting access to a subset of the proprietary ARESdb data asset. These statements and other statements regarding OpGen’s future plans and goals constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, our ability to successfully, timely and cost-effectively develop, seek and obtain regulatory clearance for and commercialize our product and services offerings, the rate of adoption of our products and services by hospitals and other healthcare providers, the fact that we may not effectively use proceeds from our financings, the realization of expected benefits of our business combination transaction with Curetis GmbH, the success of our commercialization efforts, the impact of COVID-19 on the Company’s operations, financial results, and commercialization efforts as well as on capital markets and general economic conditions, the effect on our business of existing and new regulatory requirements, and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with OpGen's business, please review our filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by laws.

Contact:

OpGen:

Oliver Schacht

President and CEO

InvestorRelations@opgen.com

OpGen Press Contact:

Matthew Bretzius

FischTank Marketing and PR

matt@fischtankpr.com

OpGen Investor Contact:

Maxwell Colbert

Edison Group

mcolbert@edisongroup.com